Exhibit 10.1

June 11, 2020
Laurent Fischer, MD

Re: Employment Terms
Dear Laurent:
This letter agreement (the “Agreement”) memorializes the employment terms for your anticipated hire by Adverum Biotechnologies, Inc. (the “Company”) in the position of Chief Executive Officer. These terms will become effective on June 15, 2020 or at a later date determined by mutual agreement (as applicable, the “Hire Date”).
1.Role
You will serve as the Chief Executive Officer of the Company, reporting to the Board of Directors (the “Board”). During the period in which you are employed as the Company’s Chief Executive Officer, you will serve as a member of the Board, subject to any required Board and/or stockholder approval. You hereby agree that, unless the Board provides otherwise, upon your termination of service as the Company’s Chief Executive Officer for any reason, you will automatically and without further action immediately be deemed to have resigned from the Board.

2.Compensation and Benefits.
Your base salary will be $600,000 annually, paid in accordance with the Company’s standard payroll schedule, subject to standard payroll deductions and withholdings.
In addition, for each calendar year starting with 2020, you will be eligible to earn an annual performance bonus with a target bonus amount equal to 60% of your base salary during the bonus year, subject to the applicable Company annual bonus plan. Your annual bonus for the 2020 calendar year will be prorated based on the Hire Date. Annual bonuses are earned when paid, and thus you must be actively employed through and including the date the bonus is paid in order to earn the bonus. Your annual bonus will be calculated based on attainment of individual goals (including corporate and personal objectives) to be determined in the sole discretion of the Board each year. Bonus payments will be in the form of cash, and will be subject to applicable payroll deductions and all required withholdings.
For each calendar year starting with 2021, in addition to a cash bonus, you may be eligible for an annual equity grant, provided that you are actively employed with the Company through and including the date of such annual equity grant.
800 Saginaw Drive, Redwood City, CA 94063
Tel +1-650-656-9323

You will be eligible to participate in the Company’s general employee benefits in accordance with the terms, conditions and limitations of any such benefit plans, as in effect from time to time.
3.At Will Employment; Change in Control and Severance Agreement.
You will be eligible for severance benefits under the terms of the Change in Control and Severance Agreement attached hereto as Exhibit A (the “CIC Agreement”). Capitalized terms in Section 4 not defined in this letter have the meanings given to such terms in the CIC Agreement.
Your employment relationship with the Company will be an “at-will” arrangement. This means that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. This “at-will” employment relationship cannot be changed except in a written agreement approved by the Company and signed by you and by a duly authorized member of the Board.
4.New Hire Stock Option Grant.
In addition to the compensation and benefits described above, and as an inducement to you to become an employee of the Company, the Company will grant you an option to purchase 1,200,000 shares of the Company’s common stock. The foregoing stock option award will be subject to all applicable Company policies and the Company’s 2017 Inducement Plan and will be subject to the Company’s standard form of stock option agreement for option awards under that plan. Of the shares of common stock subject to the stock option, 25% will vest on the first anniversary of the vesting commencement date and 1/36 of the remainder of the award will vest monthly thereafter such that the entire award is vested and exercisable on the fourth anniversary of the vesting commencement date. If you experience a Covered Termination prior to the first anniversary of the Hire Date, other than during a Change in Control Period, and if you deliver to the Company a general release of all claims (containing a carve out-out for indemnification and mutual non-disparagement) against the Company and its affiliates that becomes effective and irrevocable within 60 days, or such shorter period of time specified by the Company, following such Covered Termination, then, in addition to any benefits provided under the CIC Agreement, the Company will (i) accelerate the vesting of the shares subject to all outstanding equity awards, including, without limitation, each stock option, then held by you such that you will be deemed vested in all of the shares that would have vested had you remained in service with the Company for an additional 24 months from such Covered Termination and (ii) extend the exercise period of all such options to the second anniversary of the date of the Covered Termination.
5.Confidentiality and Proprietary Information Obligations.
(a.)Proprietary Information Agreement. You will be required to sign the Employee Proprietary Information and Inventions Assignment Agreement attached hereto as Exhibit B (the “Proprietary Information Agreement”).
(b.)Adverse or Outside Business Activities. Throughout your employment with the Company, you may engage in civic activities, academic teaching and lectures and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. You may not engage in other employment or undertake any other commercial business activities unless you obtain the prior written consent of the Board. The Company understands that your current employer has asked you to provide assistance during a transition period following the Hire Date. Subject to the Company’s review of the applicable agreements and such limitations as may be mutually agreed to between you and the Company, you may continue to serve as an advisor to AbbVie and senior advisor to Frazier Healthcare Ventures and affiliates. You have advised the Company that you are currently a member of the boards of directors of two publicly traded companies (CTI BioPharma Corp. and Mirum Pharmaceuticals, Inc.) and two privately held companies (Senti Biosciences and Lycia Therapeutics, Inc.). You have agreed that you will resign from at least one of the private company boards concurrently with the Hire Date and that by December 31, 2021 you will reduce your board of directors memberships to no more than three, including the Company. The Company may rescind its consent to your service as a director of all other corporations or participation in other business or public activities if the Company, in its reasonable discretion, determines that such activities compromise or threaten to compromise the Company’s reputational or business interests or conflict with your duties to the Company. In addition, throughout the term of your employment with the Company, you agree not to, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive with or which is reasonably anticipated to be competitive with the Company's business; provided, however, that you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. You hereby represent and warrant that you have disclosed previously to the Board all other employment or other commercial business activities that you already undertake, or intend to undertake (to the extent currently known by you), during your period of employment with the Company.
6.Indemnification/Insurance.
(a.)Insurance. During your employment, you shall be designated as a “covered person” under the Company’s applicable Directors’ and Officers’ insurance coverage. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of your heirs and personal representatives. For the avoidance of doubt, the Company shall use its best efforts to obtain and maintain directors and officers liability insurance for its directors and officers.
(b.)Indemnification. The Company shall, to the maximum extent permitted by law and the Company’s organizational documents, including its bylaws and certificate of incorporation, and in accordance with the indemnification agreement between the Company and Indemnitee, an executed copy of which is attached hereto as Exhibit C (the “Indemnification Agreement”), indemnify you if you are made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that you are or were a director or executive of the Company or are or were serving at the request of the Company, as a director, officer, member, employee or agent of the Company. In connection with any such required indemnification, the Company shall, to the fullest extent permitted by applicable law and subject to the Company’s organizational documents, including its bylaws and certificate of incorporation, and the Indemnification Agreement, promptly advance to you any all reasonable costs and expenses incurred in connection with any such action, suit or proceeding, provided that you have provided the Company with a written undertaking, executed personally or on your behalf, to repay any advances if it is ultimately determined that you are not entitled to be indemnified by the Company.
7.No Conflicts.
By signing this Agreement you hereby represent to the Company that, except as previously disclosed to the Company: (a) your employment with the Company is not prohibited under any employment agreement or other contractual arrangement; and (b) you do not know of any conflicts that would restrict your employment with the Company. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company, and that you are presently in compliance with such contracts, if any.
8.Miscellaneous.
8.1 Business/Legal Expenses. The Company will reimburse you for your necessary and reasonable business and travel expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. Such reimbursement shall be made no later than March 15th of the year following the year in which the expense was incurred, provided that you have submitted the requisite account and documentation at least 30 days before such date. The Company shall reimburse you for legal fees actually incurred by you in the review and negotiation of this Agreement and related agreements in an amount not to exceed $25,000.00, subject to submission of an invoice.
8.2 Conditions of employment. As required by law, your employment is contingent upon satisfactory proof of your identity and legal authorization to work in the United States. Additionally, this offer is contingent upon your completion of the employment application, verification of your references, satisfactory completion of a pre-employment background check and execution of the Proprietary Information Agreement and the Acknowledgment of Business Ethics and Conduct Guide and Company Policies by or on your first day of employment.
8.3 Entire Agreement. This Agreement, together with the CIC Agreement (Exhibit A), the Proprietary Information Agreement (Exhibit B) and the Indemnification Agreement (Exhibit C), forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this Agreement, the CIC Agreement, the Proprietary Information Agreement and the Indemnification Agreement supersede any other agreements or promises made to you by anyone, whether oral or written, concerning your employment terms.

8.4 Succession and Assignment. This Agreement is personal to you and shall not be assigned by you. Any purported assignment by you shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.
8.5 Enforceability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.
8.6 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.
8.7 Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
8.8 Headings and Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
8.9 No Construction against Drafter. Any ambiguity in this Agreement shall not be construed against either party as the drafter.
8.10 Waiver. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.
8.11 Counterparts. This Agreement may be executed in counterparts, which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.
9.Acknowledgment of Full Understanding. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND AND VOLUNTARILY ENTER INTO THIS AGREEMENT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT.
Please sign and date this letter and return it to me by the close of business on June 12, 2020 in order to confirm your anticipated employment terms as set forth above.

We look forward to a productive and enjoyable work relationship with you.
Sincerely,
Adverum Biotechnologies, Inc.

/s/ Patrick Machado
Patrick Machado, Chair of the Board of Directors

Understood and Accepted:

/s/ Laurent Fischer
Laurent Fischer, MD

Date: June 12, 2020

EXHIBIT A TO LETTER AGREEMENT

Change in Control and Severance Agreement

EXHIBIT B TO LETTER AGREEMENT

PROPRIETARY INFORMATION AGREEMENT

EXHIBIT C TO LETTER AGREEMENT

INDEMNIFICATION AGREEMENT

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